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                                 Exhibit 23.4

                         CONSENT OF FINANCIAL ADVISOR


We hereby consent to the use in this Registration Statement on Form S-4 of Premier Bancshares, Inc. of our letter to the Board of Directors of Premier Bancshares, Inc. included as Appendix B to the Proxy Statement/Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                              /s/ Brown, Burke Capital Partners, Inc.
                              ---------------------------------------
                              Brown, Burke Capital Partners, Inc.
                              June 16, 1997